Exhibit 10.2

Consulting Agreement

July 23, 2015

Steven E. Simms

[Address]

Re:	Consulting Agreement

Dear Steven:

This agreement (the “Agreement”) sets forth the terms upon which you will provide services to the Colfax Corporation (the “Company”) as an independent contractor commencing on July 24, 2015 (the “Effective Date”), following your voluntary termination of your employment, effective at the end of the day on July 23, 2015, under section 3 of the Executive Employment Agreement (as defined in Section 12 hereof).

1. Engagement. During the Term (as defined in Section 2 hereof), you will serve as a consultant to the Company and will be reasonably available to perform services as reasonably requested by the Board of Directors and/or the Chief Executive Officer of the Company. Such services will include, but not be limited to, providing transition advice to the Board of Directors and the Chief Executive Officer of the Company (the “Services”). You will perform the Services (a) on dates and times that you and the Company may from time to time reasonably agree, and (b) at the Company’s offices or at such other locations that you and the Company may from time to time reasonably agree. Your Services shall not exceed fifty percent (50%) of the average level of services you have previously provided as an employee of the Company. During the time that you are not providing the Services to the Company and its affiliates, you may accept other engagements and may participate in any other activities without obtaining the Company’s approval thereof; provided, however, that such other engagements and activities do not violate any Company policies, the terms of this Agreement or the surviving terms of the Executive Employment Agreement and do not prevent or interfere with your ability to provide the Services hereunder.

2. Term. The term of this Agreement and your consulting arrangement hereunder will begin on the Effective Date and will end on December 31, 2015 (such period, the “Term”), unless earlier terminated by either party. On such termination, all earned, accrued, but unpaid, fees and reasonable out-of-pocket expenses hereunder will be due and payable to you, and for the avoidance of doubt, no further fees, expenses or other amounts will be payable hereunder.

3. Termination. Your consulting relationship and this Agreement may be terminated at any time for any reason by you, provided that you will be required to give at least ten (10) days advance written notice of any termination of the Services during the Term.

4. Fees. The Company agrees to pay you a monthly fee in the amount of twenty-five thousand dollars ($25,000.00) during the Term for the Services, which shall be prorated for the period of the Term in July. The Company will not withhold any federal, state or local taxes or other withholdings from the fees payable to you hereunder, and all local, state or federal taxes, together with all governmental filings related thereto, arising out of the performance of the Services by you or resulting from the compensation paid under this Agreement will be the sole responsibility of you. You agree to indemnify, defend and hold the Company harmless from any liability for, or assessment of, any claims or penalties with respect to such withholding taxes, labor or employment requirements, including any liability for, or assessment of, withholding taxes imposed on the Company by the relevant taxing authorities with respect to any fees paid to you.

5. Expenses. The Company will reimburse you for all reasonable, ordinary and necessary expenses incurred by you in connection with the Services provided hereunder. Reimbursement of expenses payable hereunder in respect of the Services performed will be made within a reasonable period of time following your submission to the Company of a statement in a form acceptable to the Company for such expenses.

6. Independent Contractor.

a. You will act in the capacity of an independent contractor with respect to the Company. You will not be, nor represent yourself as being, an employee or agent of the Company or as being authorized to bind the Company.

b. As an independent contractor, you represent that you have the right to sole control of the manner and direct the means and methods of performing the Services under this Agreement; provided, however, you will accept any reasonable directions issued by the Company pertaining to the goals to be attained and the results to be achieved by you.

c. As an independent contractor, you will not have the status of or be considered an employee of the Company. You will not be eligible to participate as an employee in any employee benefit, group insurance or executive compensation plans or programs or any other benefit or compensation maintained by the Company for its respective employees and executives, except (i) provided that you and your eligible dependents timely and properly elect to continue health care coverage under COBRA to which you are entitled by virtue of your prior employment with the Company, the Company shall pay the employer portion of the premiums for eighteen (18) months for such medical insurance programs of the Company as in effect from time to time and on the same terms and conditions as applicable to active senior executives of the Company and (ii) pursuant to the terms of any option award agreements in effect at the time of your termination of employment with the Company which provide for an exercise period following such termination. In addition, the Company will not provide Social Security, unemployment compensation, disability insurance, workers’ compensation or similar coverage, or any other statutory benefits, to you.

d. You agree to incur all expenses associated with performance of the Services hereunder, except as expressly provided in this Agreement.

7. Confidential Information. You acknowledge that during the Term you will have access to information that is treated as confidential and proprietary by the Company and its affiliates, including, without limitation, , trade secrets, technology, and information pertaining to business operations and strategies, customers, pricing, marketing, finances, sourcing, personnel, or operations of the Company or its affiliates, in each case whether spoken, written, printed, electronic or in any other form or medium (collectively, the “Confidential Information”). Any Confidential Information that you develop in connection with the performance of the Services hereunder will be subject to the terms and conditions of this Section 7. You agree to treat all Confidential Information as strictly confidential, not to disclose Confidential Information or permit it to be disclosed, in whole or part, to any third party without the prior written consent of the Company in each instance, and not to use any Confidential Information for any purpose except as required in the performance of the Services hereunder. You will notify the Company immediately in the event you become aware of any loss or disclosure of any Confidential Information. Confidential Information will not include information that (a) is or becomes generally available to the public other than through your breach of this Agreement, or (b) is communicated to you by a third party that had no confidentiality obligations with respect to such information. Nothing herein will be construed to prevent disclosure of Confidential Information as may be required by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, provided that the disclosure does not exceed the extent of disclosure required by such law, regulation or order. You agree to provide written notice of any such order to an authorized officer of the Company sufficiently in advance of making any disclosure to permit the Company to contest the order or seek confidentiality protections, as determined in the Company’s sole discretion. The provisions of this Section 7 are in addition to, and do not supersede, the provisions of section 6.1 of the Executive Employment Agreement.

8. Amendments and Modifications. This Agreement may not be amended, modified or changed in any respect except in writing duly signed by the party against whom enforcement of such amendment, modification or change is sought.

9. Assignment. You will not assign any rights, or delegate or subcontract any obligations, under this Agreement without the Company’s prior written consent. Any assignment in violation of the foregoing will be deemed null and void. The Company may freely assign its rights and obligations under this Agreement at any time.

10. Section Headings. The section headings used in this Agreement are included solely for convenience and will not affect, or be used in connection with, the interpretation of this Agreement.

11. Severability. The provisions of this Agreement will be deemed severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof.

12. Entire Agreement. This Agreement constitutes the sole and entire agreement of the parties with respect to the subject matter hereof. This Agreement supersedes all prior agreements, contracts and understandings, and constitutes the entire agreement regarding services you are to provide to the Company, except as provided herein. For purposes of clarification, this Agreement supersedes the Executive Employment Agreement entered into as of April 22, 2012 between you and the Company, and amended April 28, 2014 (the “Executive Employment Agreement”), other than sections 3 and 6 of the Executive Employment Agreement which survives your termination of employment with the Company and remain in full force and effect, as provided therein. You agree that you are not entitled to receive any payments or benefits under the Executive Employment Agreement other than as provided in section 3 thereof.

13. Governing Law. This Agreement is governed by and is to be construed, administered and enforced in accordance with the laws of the State of Maryland, without regard to conflicts of law principles. If under the governing law, any portion of this Agreement is at any time deemed to be in conflict with any applicable statute, rule, regulation, ordinance, or other principle of law, such portion shall be deemed to be modified or altered to the extent necessary to conform thereto or, if that is not possible, to be omitted from this Agreement. The invalidity of any such portion shall not affect the force, effect, and validity of the remaining portion hereof.

14. Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in the City of Washington, D.C. by three arbitrators in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association in effect at the time of submission to arbitration. Judgment may be entered on the arbitrators’ award in any court having jurisdiction. For purposes of entering any judgment upon an award rendered by the arbitrators, you and the Company hereby consent to the jurisdiction of any or all of the following courts: (i) the United States District Court for the Fourth Circuit, (ii) any of the courts of the State of Maryland, or (iii) any other court having jurisdiction. You and the Company further agree that any service of process or notice requirements in any such proceeding shall be satisfied if the rules of such court relating thereto have been substantially satisfied. You and the Company hereby waive, to the fullest extent permitted by applicable law, any objection which you or the Company may now or hereafter have to such jurisdiction and any defense of inconvenient forum. You and the Company hereby agree that a judgment upon an award rendered by the arbitrators may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. You and the Company hereby agree to bear its or his own costs and expenses arising in connection with any arbitration proceeding pursuant to this Section 14. Notwithstanding any provision in this Section 14, you shall be paid compensation due and owing under this Agreement during the pendency of any dispute or controversy arising under or in connection with this Agreement.

15. Counterparts. This Agreement may be executed in any number of counterparts, each of which will be effective only upon delivery and thereafter will be deemed to be an original, and all of which will be taken to be one and the same instrument with the same effect as if each of the parties hereto had signed the same signature page.

If this Agreement correctly sets forth our agreement regarding your consulting services, please sign and date the enclosed copy where indicated and return it to me.

Sincerely,

Mitchell P. Rales

Chairman, Board of Directors of Colfax Corporation

ACKNOWLEDGED AND AGREED

/s/ Steven E. Simms
Steven E. Simms

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